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                                                                   Exhibit 10.12

THIS AGREEMENT made at the City of St. John's, in the Province of Newfoundland and Labrador this 22nd day of March, 2002.

BETWEEN:           FRIEDE GOLDMAN NEWFOUNDLAND
                   LIMITED, a body corporate, organized and existing under the laws of the Province of Newfoundland and Labrador,

                   (hereinafter called the "Vendor")

AND: PETER KIEWIT SONS CO. LTD. a body corporate, organized and existing under the laws of Canada, and duly registered to carry on business in, the Province of Newfoundland and Labrador,

                   (hereinafter called the "Purchaser")

WHEREAS the Vendor owns certain shipbuilding and metal fabrication facilities located in the Town of Marystown and at Cow Head at Spanish Room, Province of Newfoundland and Labrador (the "Facilities");

AND WHEREAS the Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor the real property and certain other assets owned, used or operated by the Vendor in relation to the Facilities, upon and subject to the terms of this Agreement;

THIS AGREEMENT WITNESSETH that for and in consideration of the respective covenants and agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) it is agreed by and between the parties hereto as follows:

ARTICLE 1.00 - DEFINITIONS

Where used herein or in any amendment hereto, the following terms shall have the following meanings:

1.01 "Accounts Payable" means the trade payables of the Vendor which are set forth in Schedule "K" hereto.

1.02 "Business" means the business of shipbuilding and metal fabrication carried on by the Vendor at the Marystown Facility and the Cow Head Facility.

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1.03   "Closing Date" means March 26, 2002, or such earlier or later date as the parties may in writing agree upon.

1.04 "Equipment" means the equipment set forth in Schedules "F1" and "F2" hereto.

1.05 "Escrow Agreement" means the agreement between Friede Goldman Newfoundland Limited, Peter Kiewit Sons Co. Ltd. and White, Ottenheimer & Baker as set forth in Schedule "N" hereto.

1.06 "Excluded Assets" means completed Spud Cans, jack-up leg materials, free issue steel inventory, the 4600 Manitowoc crane, any moneys on deposit in any bank accounts of the Vendor, accounts receivable and the proceeds of any claims against third parties including its claim against the Government of Canada.

1.07 "Inventories" means all inventories, supplies and tools owned by the Vendor and used in connection with the Facilities excluding the free issue steel inventory.

1.08 "Purchased Assets" means certain assets of the Vendor located at Marystown, Newfoundland and Cow Head, at Spanish Room, Newfoundland and Labrador, Canada, and being the interest of the Vendor in:

     (a) the right, title and interest to all those pieces or parcels of land known as the Marystown facility located at Marystown, Newfoundland and Labrador and including the shipyard and fabrication facility including supports and dock facilities, all equipment and fixtures attached thereto, and all of the interest of the Vendor in any water rights, realty rights, and personal property rights pertaining to the Marystown facility, these assets being more particularly described in part in Schedule "A" annexed hereto (the "Marystown Facility");

     (b) the right, title and interest to all those pieces or parcels of land known as the Cow Head facility located at Cow Head, at Spanish Room, Newfoundland and Labrador and including the fabrication facility including the supports and dock facilities, all equipment and fixtures attached thereto and all of the interest of the Vendor in any water rights, realty rights, and personal property rights pertaining to the Cow Head facility, these assets being more particularly described in Schedule "B" annexed hereto (the "Cow Head Facility");

     (c) the right, title and interest of the Vendor to those water lot leases which form part of the Marystown Facility and the Cow Head Facility, the said leases being described in Schedule "C" annexed hereto;

     (d) the right, title and interest of the Vendor to any access road providing access from the highway to the Marystown Facility;

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     (e)  the right, title and interest of the Vendor to any access road providing access from the highway to the Cow Head Facility;

     (f) all fixed assets and equipment in relation to the Facilities including all machinery, equipment, office furniture, , furnishings, handling equipment, storage equipment, appliances, vehicles and accessories in respect of the Purchased Assets or used in relation to the Business and all replacements thereto prior to Closing, as listed in Schedules "F1" and "F2", it being acknowledged and agreed by the Purchaser that the listing in Schedule "F2" has not been verified by the Vendor as to its accuracy or completeness, but is provided for general guidance only;

     (g) the inventory, small tools and supplies of the Vendor used by the Vendor in respect of the operation of the Marystown Facility and the Cow Head Facility;

     (h) subject to the limitations set forth in this Agreement the full benefit and advantage of the contracts set forth in Schedule "M" (the "Assumed Contracts");

     (i) originals or copies of all books, manuals, records, files and documents relating to the Purchased Assets as well as the books, records, files and documents relating to the Inventories, personnel, payroll, suppliers and photocopies of welding procedures, provided that such books, records, files and documents do not include financial information related to the Vendor or engineering/technical documents (excluding however the photocopies of welding procedures) or records relating to the Vendor's operation of the Facilities.

     (j) all computer software owned or held under license (to the extent transferable) by the Vendor and in use at the Facilities including without limitation all related codes, specifications, documentation, revisions, enhancements and modifications thereto in whatever form and media, and rights to telephone and facsimile numbers, all of which are listed in Schedule "U".

     (k) to the extent that such are transferable by the Vendor, the full benefit of all licenses, registrations, permits, certifications, consents and approvals which the Vendor holds which are required by the Vendor to own the Purchased Assets and/or operate the Business including without limitation any governmental permit, and the permits and licenses listed in Schedule "D".

     but excluding always the Excluded Assets.

1.09 "Purchase Price" means the amount of Nine million one hundred seventy-one thousand three hundred eighty-eight ($9,171,388) US dollars and shall include the adjustments thereto referred to in Article 4.01.

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1.10   "Purchaser's Solicitor" means the law firm of McInnes Cooper,
       Barristers and Solicitors, 10 Fort William Place, St. John's, Newfoundland A1C 5X4.

1.11 "Vendor's Solicitor" means the law firm of White Ottenheimer and Baker, P.O. Box 5457, 10 Fort William Place, St. John's, Newfoundland A1C 5W4.

ARTICLE 2.00 - SCHEDULES

2.01 The following are schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

       Schedule "A" - description of Marystown Facility and water lots

       Schedule "B" - description of Cow Head Facility

       Schedule "C" - descriptions of water lot leases

       Schedule "D" - permits, licences and certifications

       Schedule "E" - (deleted)

       Schedules "F1" and "F2" - fixed assets and equipment

       Schedule "G" - leased equipment

       Schedule "H" - litigation

       Schedule "I" - (deleted)

       Schedule "J" - environmental issues

       Schedule "K" - list of trade payables

       Schedule "L" - specific indemnities

       Schedule "M" - assumed contracts

       Schedule "N" - escrow agreement

       Schedule "O" - allocation of purchase price

       Schedule "P" - liens, charges and encumbrances

       Schedule "Q" - union agreements

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       Schedule "R" - benefit plans

       Schedule "S" - taxes

       Schedule "T" - form of chattel lien

       Schedule "U" - computer software

       Schedule "V" - employee related accruals

       Schedule "W" - annual membership dues and fees

ARTICLE 3.00 - AGREEMENT OF SALE

3.01 Subject to the terms and conditions hereof, the Vendor agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendor, the Purchased Assets in consideration of the payment of the Purchase Price, on the Closing Date.

ARTICLE 4.00 - PAYMENT OF PURCHASE PRICE AND CLOSING

4.01 Subject to the terms of this Agreement, at the Closing the Purchaser shall purchase the Purchased Assets free and clear of all encumbrances in consideration of the payment of the Purchase Price, together with the following adjustments thereto:

     (a) prepaid property taxes, annual membership dues or other annual fees as set forth in Schedule "W"; and

     (b) revenues from assumed contracts for work and materials performed and provided but not yet paid for by the other contracting party.

     The Purchase Price as adjusted shall be distributed on Closing by the Vendor's Solicitor in a manner satisfactory to the Purchaser, to ensure the payment from the Purchase Price proceeds of the following:

     (1)  the Friede Goldman Halter, Inc. mortgage and related promissory note;

     (2) full satisfaction of the liens on equipment by the Royal Bank of Canada and John Deere Credit, and any other party that to the Vendor's knowledge has a claim against the Purchased Assets;

     (3) full satisfaction of all liabilities, including applicable taxes, of the Vendor as set forth in the Statement and Declaration of the Vendor pursuant to the Bulk Sales Act (Newfoundland);

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     (4)  full satisfaction of obligations arising from the termination of the
          Vendor's two senior executives;

     (5)  full satisfaction of all other trade payables of the Vendor; and

     (6)  closing costs incurred by the Vendor to the Closing Date.

     (7) full satisfaction of the outstanding claims by or against Siemens Canada Inc. and the Federal Government of Canada with respect to the Quest Project.

     (8) full satisfaction of any employee bonuses due to employees of the Vendor up to the Closing Date.

4.02 The balance of the Purchase Price after satisfaction of the above obligations shall be deposited in a trust account in the name of the Vendor's solicitors on conditions mutually satisfactory to the Vendor and the Purchaser pursuant to the terms of the Escrow Agreement which shall include the following conditions:

     (1) the Purchaser shall have access to the funds to apply to the payment of (i) expenses incurred in defending any claims of whatever nature brought against the Purchaser, pursuant to this transaction, by a creditor or other party in interest in the jointly administered bankruptcy case of Friede Goldman Halter, Inc. Case No. 01-52173 SEG, pending in the United States Bankruptcy Court for the Southern District of Mississippi (the "Bankruptcy Case") and (ii) expenses incurred in settling or defending any claim brought by Gordon Mayo up to a maximum of $10,000 US;

     (2) the Vendor shall have access to the funds for payment of any demobilization and removal costs, actually incurred, with respect to the Excluded Assets;

     (3) costs incurred by the Vendor arising from this transaction, whether arising before or after the Closing, including legal costs, accounting costs, taxes, payments required to secure discharges of liens, payments required to secure discharges of any of the obligations referred to in Article 6.01(d), (h) (provided that in the event of a claim under Article 6.01(h) the claim amount does not exceed $50,000) or arising under Article 13.01; and

     (4) the remaining funds shall be released on the 15th day following receipt of the final order confirming a plan of reorganization of Friede Goldman Halter, Inc. issued by the bankruptcy court in Mississippi, United States of America (the "Final Order"), provided that if an appeal of the Final Order is lodged, the remaining funds may be released only when a final disposition of such appeal is arrived at. The remaining funds shall be distributed in accordance with the directions set out in the Final Order. The Purchaser acknowledges and agrees that at such time it will make no claim, and hereby waives and releases any

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          claim, against the  remaining  funds and will take no action to restrain, enjoin or interfere with the release of the remaining funds, under Article 13.01 or otherwise.

4.03 The Purchase Price shall be allocated among the various assets comprising the Purchased Assets, as set forth in Schedule "O" hereto.

4.04 Subject to compliance with the terms and conditions hereof, the transfer of possession of the Purchased Assets shall take place on the Closing Date.

ARTICLE 5.00 - PURCHASER'S LIEN

5.01 The Vendor agrees to grant the Purchaser a first priority lien on the Vendor's 4600 Manitowoc crane presently located on the Marystown Facility in the form attached as Schedule "T" hereto until the Final Order as security to the Purchaser to apply to the payment of expenses incurred in defending any claims of whatever nature brought against the Purchaser, pursuant to this transaction, by a creditor or other party in interest in the Bankruptcy Case . The Vendor shall be free to sell the 4600 Manitowoc crane provided that the net proceeds from the sale of the crane are deposited into the trust account created pursuant to
       Article 4.02 herein and disbursed in accordance with the Escrow
       Agreement.

ARTICLE 6.00 - ASSUMED LIABILITIES

6.01 It is agreed that the Purchaser will have no liability for and the Vendor shall remain liable for and discharge the following obligations and liabilities:

     (a) liabilities in respect of any indebtedness of the Vendor not assumed by the Purchaser herein;

     (b) any liability relating to any Excluded Assets, provided that the Purchaser agrees to use its best efforts to care for and preserve the Excluded Assets until their removal by the Vendor and shall be liable to the Vendor for the consequences of its gross negligence in so doing;

     (c) negligence or product liability claims and liabilities for warranty or claims relating to any product, commodity or service of the Business produced, sold, performed or delivered up to and including the Closing Date;

     (d) liabilities for taxes, duties, levies, assessments and other such charges, including any penalties, interest and fines with respect thereto, payable, collectable or remittable by the Vendor to any federal, provincial, municipal or other government or governmental agency, authority, board, bureau or commission, domestic or foreign in respect of the Business and or the Purchased Assets, including without limitation any taxes payable, collectable or remittable in respect of or measured by the sale, consumption or

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          performance  by the Vendor of any product,  commodity or service and any taxes in respect of remuneration payable to persons employed in the Business and any employer deductions required by statute to be made by the Vendor in respect of remuneration payable to all persons employed in the Business up to and including the Closing Date, including, without limitation, under any employee health tax legislation;

     (e) liabilities for salary or bonuses relating to employment of an employee or former employee of the Business up to the Closing Date;

     (f) any liability including insurance, regulatory, contractual and intellectual property infringement, or product or service liabilities resulting from or arising out of the conduct of the Business and the ownership of the Purchased Assets during the period up to the Closing Date (whether asserted before or after the Closing Date); and

     (g) any liabilities with respect to any present or future litigation, proceedings, claims or investigation based on any cause of action resulting from or arising out of the conduct of the Business and the ownership of the Purchased Assets during the period prior to the Closing Date.

     (h) any liability arising from the Donelad litigation referred to in Schedule "H";

     provided that, notwithstanding the foregoing, the Purchaser assumes and shall be liable for the following obligations and liabilities of the Vendor, in addition to those set forth specifically in this Agreement:

          (i) all existing and future claims relating to human resources at the Facilities, including all collective agreements, employment obligations, grievances, arbitration awards, severance or termination pay, accruals for vacation pay, clothing allowance, tool allowance, sick leave and banked time, and any other matters generally considered to be employment compensation or benefits, excepting nevertheless the employment liabilities set forth in Article 6.01(e) (collectively the "HR Obligations");

          (ii) all litigation set forth in Schedule "H", with the exception of the Donelad litigation; and

          (iii) any loss or damage to the Excluded Assets which occurs as a result of any relocation of the Excluded Assets by the Purchaser for its own purposes. The Purchaser and Vendor shall agree on an acceptable relocation of the Excluded Assets.

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ARTICLE 7.00 - REPRESENTATIONS AND WARRANTIES OF THE VENDOR

7.01 The Vendor represents and warrants to the Purchaser (which representations and warranties shall survive closing), that as of the date of this Agreement and on the Closing Date:

     (a) the Vendor is a corporation duly incorporated and organized and validly subsisting and in good standing under the laws of Newfoundland and Labrador.

     (b) the Vendor has the corporate authority to carry out the transactions contemplated by this Agreement and has the corporate authority to own its property and carry out the Business at the Facilities, that the Agreement and the agreements, contracts and instruments required by the Agreement to be delivered to the Purchaser at the closing, have been duly authorized by the Vendor and the Agreement has been duly executed and delivered by the Vendor and is a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms.

     (c) other than as set forth in Schedule "P" the Purchased Assets are free and clear from all liens and charges and that there are no statutory liens of any kind charging or encumbering the Purchased Assets.

     (d) other than as set forth in Schedule "G" no equipment, chattels or goods incorporated into the Purchased Assets or sold with or as part of the Purchased Assets are subject to any lease, conditional sales agreement, chattel mortgage, or other similar agreement. On or before the Closing Date, the Vendor shall ensure that it is current with respect to all obligations in respect of any lease, conditional sale agreement or chattel mortgage such that any Purchased Asset subject to same shall be transferred to the Purchaser with such lease, conditional sale agreement or chattel mortgage in good standing.

     (e) the execution and delivery by the Vendor of this Agreement and the performance by it of its obligations thereunder and the completion by it of the transactions contemplated thereby does not result in the violation of any of the terms and provisions of the constating documents or by-laws of the Vendor or of any contract of agreement to which it is a party (other than the Assumed Contracts) or, to the best of its knowledge, violate any law or regulation of Canada or of any province or territory or any municipal by-law or ordinance, or any order or decree of any Court or tribunal to which the Vendor is subject.

     (f) except as otherwise provided in this Agreement, the Vendor does not have knowledge of any authorization, consent or approval of, or filing with or notice to, any governmental agency, regulatory body, court or other person, being required in connection with the execution, delivery, or performance of this Agreement by the Vendor, or for the sale of the Purchased Assets thereunder.

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     (g)  there are no written or oral agreements or restrictions which in any way limit or restrict the sale of the Purchased Assets to the Purchaser.

     (h) to the best of the Vendor's knowledge, it has carried out its business in relation to the Purchased Assets in compliance in all material respects with all applicable laws, regulations, by-laws or ordinances.

     (i) the Vendor is not a non-resident of Canada pursuant to the Income Tax Act (Canada).

     (j) the Vendor is not aware of any material defects in relation to the Purchased Assets or any other facts which are relevant to the material condition thereof.

     (k) no person other than the Purchaser now has, or at the Closing Date will have, any written or oral agreements, options, undertakings or commitments or any rights or privileges capable of becoming an agreement for the purchase of the Purchased Assets from the Vendor or requiring the Vendor to sell or assign all or any of the Purchased Assets.

     (l) the Vendor does not have any notice of any orders or directives of any kind from any municipal, provincial, or federal government, or agency thereof, with respect to the Purchased Assets, including from the federal or provincial departments of environment or labour in relation to environmental occupational, health or safety matters.

     (m) other than as set forth in Schedule "H" there is, to the knowledge of the Vendor, no litigation or other proceedings of a similar nature whatsoever outstanding with respect to the Purchased Assets and there is no action or claim or demand or other proceedings threatened before any Court or administrative agency which could adversely affect the Purchased Assets. To the knowledge of the Vendor there is not presently or anticipated to be outstanding against the Vendor or the Purchased Assets any judgment, decree, injunction, rule, order or award of any court, governmental department, commission, ward, bureau, agency or arbitrator binding upon the Vendor that has not been satisfied in full. To the knowledge of the Vendor there are no open files, notices of violation or outstanding work orders relating to any equipment, buildings or realty owned or used by the Vendor from or required by any police, fire department, sanitation, health, workers, safety authorities, or any federal, provincial, municipal authority, or any matters under discussion with any such authority or department relating to open files, notice of violation of work orders and no material order affecting either the Vendor or the Purchased Assets has been issued or is expected to be issued by any governmental, ministry, agency, board or authority.

     (n) except as set out in Schedule "J" or in any document or report referred to therein or otherwise disclosed to the Purchaser in any report, review or analysis

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          conducted by it or on its behalf prior to the Closing Date, to the knowledge of the Vendor:

          (i) it has been and is in substantial compliance with all applicable federal, provincial, municipal and local laws, statutes, ordinances, by-laws, regulations and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency ("Environmental Laws") relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, on and off-site disposal, discharge, transport or handling of any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substances ("Hazardous Substances").

          (ii) it has obtained all licences, permits, approvals, consents, certificates, registrations and other authorizations under Environmental Laws (the "Environmental Permits") required for the operation of the Facilities and each Environmental Permit is valid, subsisting and in good standing and the Vendor is in substantial compliance with all Environmental Permits and no proceeding is pending or, to the knowledge of the Vendor, threatened, to revoke or limit any Environmental Permit.

          (iii) it has not used or permitted to be used except in substantial compliance with all Environmental Laws, any of its property, whether owned or leased, in connection with the Facilities, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance.

          (iv) it has not ever received any notice of, nor been prosecuted for, an offence alleging non-compliance with any Environmental Laws.

          (v) it has not received notice of any orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Facilities.

          (vi) it has not caused or permitted the release, in any substantial manner, of any Hazardous Substance on or from the Facilities.

          (vii) all Hazardous Substances on or from the Facilities and all other wastes and other materials and substances used in whole or in part by the Vendor or resulting from the operation of the Facilities have been disposed of, treated and stored in substantial compliance with all Environmental Laws.

          (viii)it has not received any notice that it is potentially responsible for a federal, provincial, municipal or local clean-up site or corrective action under any Environmental Laws.

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          (ix)  it has not received any request for information in connection with any federal, provincial, municipal or local inquiries as to disposal sites.

          (x) it is not aware of any environmental audits, evaluations, assessments, studies or tests relating to the operations of the Facilities.

          (xi) it has not owned or operated any diesel or other fuel tankage, or any equipment or storage facilities containing any "PCBs",

          on the Facilities, or either of them.

     (o) other than as set forth in Schedule "P" the Vendor has not executed or agreed to create any bonds, debentures or promissory notes in relation to or otherwise affecting the Purchased Assets;

     (p) other than as set forth in Schedule "P" the Vendor is not party to any agreements to give any security over the Purchased Assets or for the Vendor to acquire any assets in relation to or otherwise affecting the Purchased Assets;

     (q) that any and all equipment leases listed in Schedule "G" are in good standing and in full force and effect, and the Vendors are not aware of anything which with the passage of time or notice or both would result in a default thereunder;

     (r) that the Vendor is and will remain in compliance until the Closing Date and in all material respects with all applicable laws, rules, regulations, by-laws, ordinances and standards in relation to or otherwise affecting the Purchased Assets, including but not limited to environmental, civil rights, occupational safety and health, hazardous substances, zoning laws and building codes;

     (s) policies of insurance are maintained on all the Purchased Assets, issued by responsible insurers, as are appropriate, for loss or damage by all insurable hazards on a replacement cost basis. All such policies of insurance are in full force and effect and will continue in full force and effect until the Closing Date. The Vendor is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy and has not failed to give notice of or present in due and timely fashion any claim or claims under any such policy;

     (t) that the Vendor is the owner in fee simple absolute of the Marystown Facility including the Marystown water lots and the Cow Head Facility and is the beneficial owner of the remainder of the assets comprising the Purchased Assets (except for the leased equipment set forth in Schedule "G"), with good and marketable title thereto, free and clear of any pledge, lien, charge, encumbrance or security interest of any kind on any portion or other right thereto except as otherwise provided in Schedule "P". The Vendor has the full power and unrestricted authority to sell the Purchased Assets in accordance with this Agreement. Further, at the Closing Date no person shall have any right, option,

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          agreement or arrangement capable of becoming an agreement for the acquisition of, or the enjoyment of any rights attached to, any of the Purchased Assets or any other interest in any of them, other than the Purchaser pursuant to this Agreement.

     (u) that all of the equipment leased and/or financed by John Deere Credit and/or leased or financed by the Royal Bank of Canada (the "Capital Lease Equipment") is in good working condition, reasonable wear and tear only accepted, and in accordance with all applicable governmental or legislative standards. All of the Capital Lease Equipment (whether owned or leased) used or operated by the Vendor in connection with the Marystown Facility and the Cow Head Facility, or intended so to be, is in compliance in all material respects with all applicable laws, regulations, by-laws, ordinances and orders.

     (v) the trade payables set forth in Schedule "K" are all of the trade payables in respect of the Business of the Vendor carried on, and previously carried on, in respect of the Facilities, and each of them as at the date noted on Schedule "K".

     (w) except as stated in Schedule "Q" the Vendor is not a party to any collective agreement with any labour union or other association of employees. The Vendor is in compliance with in all material respects with all applicable federal, provincial and local laws respecting employment and employment practices, terms and conditions of employment, wages and hours of work and non-discrimination in employment, and is not engaged in any unfair labour practices.

     (x) except as set out in Schedule "R", there are no employee benefit plans, pensions, group sharing, group insurance or similar plans or other retirement plans, welfare benefit plans, deferred compensation plans affecting the Vendor or the Purchased Assets.
          The Vendor has no employees entitled to any pension, retirement, welfare profit sharing, deferred compensation, stock option, employee stock purchase or other employee benefits plans or arrangements except as stated in Schedule "R". Schedule "V" accurately sets forth certain employee related accruals as shown on the books of the Vendor as at the date set forth in Schedule "V".

     (y) all tax returns and reports of the Vendor required by law to be filed prior to the date hereof have been filed and are true, complete and correct. All taxes and other governmental charges have been paid or accrued in the Vendor's financial statements for the year ended December 31, 2000. Except as set forth in Schedule "S", no property taxes are owing by the Vendor with respect to the Facilities.

     (z) the Vendor has been assessed for federal and provincial income taxes for all years to and including the fiscal year ended December 31, 2000 and, other than as may be reflected on Schedule "S" hereto, there are no outstanding liabilities for taxes payable, collectable or remittable by the Vendor and no matters are presently in dispute with respect to federal and provincial income tax returns. There are no outstanding goods and services taxes, source deductions or other tax liabilities, due and payable to Revenue Canada by the Vendor other than as shown in Schedule "S".

     (aa) the Vendor is a registrant for purposes of HST and its HST registration number is 87372 0452 RT0001.

     (bb) the Vendor possesses no information or knowledge of facts relating to the Purchased Assets other than as disclosed herein which might reasonably be expected to deter the Purchaser from completing the transactions herein contemplated for the Purchase Price and on the other terms and conditions of this Agreement.

     (cc) Permits and Licences - The Vendor holds all licences, permits, certifications and registrations including governmental permits as may be required for the ownership of the Purchased Assets. There are no proceedings pending or to the knowledge of the Vendor threatened, which may result in the revocation, cancellation, suspension or adverse modification of any permit, license, certification or registration. The Vendor will cooperate with the Purchaser in transferring to the Purchaser any transferable licenses, permits, certifications and registrations required for the operation of the Facilities.

ARTICLE 8.00 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

8.01 The Purchaser represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying upon such representations and warranties in connection with the sale of the Purchased Assets.

     (1) the Purchaser is a corporation duly incorporated under the Canada Business Corporations Act and validly registered to carry on business in the Province of Newfoundland and Labrador and has the corporate power and authority to purchase the Purchased Assets as contemplated by this Agreement.

     (2) neither the execution or delivery of this Agreement nor the fulfillment or the compliance with any of the terms hereof will conflict with, or result in a breach of the terms, conditions or provision of, or constitute a default under, the constating documents of the Purchaser or any material agreement or instrument to which the Purchaser is subject, or will require any consent or other action by any administrator or governmental body.

     (3) prior to the Closing Date, the purchase of the Purchased Assets shall have been duly authorized and approved by all required corporate and legal proceedings of the Purchaser.

     (4) the Purchaser is not a non-Canadian within the meaning of the Investment Canada Act (Canada) and the Purchaser is not a non -resident within the meaning of the Income Tax Act (Canada).

     (5) the Purchaser is a registrant for the HST and its HST registration number is 104160718RT0001.

ARTICLE 9.00 - COVENANTS OF VENDOR

The Vendor hereby covenants and agrees with the Purchaser as follows:

9.01   Due Diligence

     The Vendor will provide the Purchaser with access to the Purchased
     Assets, and all books, accounts, records and other data in respect of the Purchased Assets including plans, surveys, descriptions, title documents, leases, licences, orders and permits in relation to the Purchased Assets and other information with respect to the Purchased Assets as the Purchaser shall from time to time consider necessary in order to conduct due diligence. When requested by the Purchaser, the Vendor shall arrange at a reasonable time and on reasonable notice for the Purchaser, and its employees, agents and advisors, to have reasonable access to the Purchased Assets in order to conduct any required due diligence including but not limited to environmental reviews and audits, engineering reviews and surveys, and inventory and equipment reviews. The Vendor shall provide the Purchaser with all necessary consents and authorizations required by the Purchaser to authorize, to the extent within their power, the Purchaser to have access to information concerning the Purchased Assets in the possession of any third party including any governmental body. The exercise of any rights of inspection by or on behalf of the Purchaser under this section shall not mitigate or otherwise affect any of the representations, warranties, convenants or indemnities of the Vendor under this Agreement.

9.02   Fulfillments of Conditions

     The Vendor shall, subject to the terms hereof, take all commercially reasonable steps within its power to ensure that all of the conditions in favour of the Purchaser set forth in Section 11.01 hereof are fulfilled at or prior to the time of closing.

9.03   Executive Releases

     At the Closing the Vendor shall deliver to the Purchaser satisfactory releases from its two senior executives, in form and substance satisfactory to the Purchaser's solicitors, releasing any claim they may have against the Purchaser or the Purchased Assets by virtue of the transactions contemplated by this Agreement.

9.04   Bulk Sales

     At or prior to the time of closing, the Vendor shall deliver to the Purchaser satisfactory evidence of compliance with all bulk sales or comparable legislation in respect of the Purchased Assets.

9.05   HST Election

     The Vendor shall elect jointly with the Purchaser pursuant to the Excise Tax Act (Canada) by completing at or prior to the time of closing all prescribed forms and related documents in such manner as is prescribed such that for the purposes of the Excise Tax Act (Canada), no HST is payable in respect of the purchase and sale of the Purchased Assets. The Vendor shall deliver to the Purchaser satisfactory evidence that it has made such filings as are required in connection with such election in its HST return.

9.06   Consents and Approvals

     The Vendor will:

          (a) apply for as soon as reasonably possible and use commercially reasonable efforts to obtain all corporate, regulatory and governmental approvals required for the transaction contemplated by this Agreement including but not limited to the approval of the Government of Newfoundland and Labrador, Foothill Capital Corporation and the Unsecured Creditors' Committee in the bankruptcy proceedings for Friede Goldman Halter Inc., and its related and/or affiliated entities; and

          (b) provide to the Purchaser such information as it may reasonably require, and at the expense of the Purchaser, render such other assistance within its power as it, acting reasonably, may require by written notice to the Vendor in order to obtain all regulatory approvals and other approvals and consents required to complete the transactions contemplated hereby.

9.07   Excluded Assets

     The Vendor covenants that the Excluded Assets shall be removed from the Facilities, at the Vendor's expense, within six months following the Final Order, but in no event later than May 31, 2003.

ARTICLE 10.00 - COVENANTS OF PURCHASER

10.01 Completion of the Transaction - The Purchaser covenants to and agrees with the Vendor that it will take all commercially reasonable steps within its power necessary to complete the transactions contemplated hereby and to ensure that all of the conditions in favour of the Vendor in Section 11.02 are fulfilled at or prior to the Closing Date.

10.02  Consents and Approvals - The Purchaser covenants to and agrees with the
       Vendor:

     (a) to apply for as soon as reasonable possible and use commercially reasonable efforts to obtain all corporate, regulatory and other approvals required to complete the transactions;

     (b) to provide to the Vendor such information as it may reasonably require, and at the expense of the Vendor, render such other assistance within its power as it, acting reasonably may require by written notice to the Purchaser in order to obtain all regulatory approvals and other approvals and consents required to complete the transactions contemplated hereby.

10.03 Purchaser to Assume Employment Obligations- The Purchaser assumes all obligations and liabilities owed by the Vendor to all employees of the Vendor other than Miguel Pazos and Robert Shepherd and is responsible for and indemnifies and holds harmless the Vendor from all HR Obligations as defined in paragraph 6.01.

10.04 Assumed Contracts - The Purchaser shall assume the contracts in Schedule "M" including all obligations and liabilities relating to the Contracts. The Purchaser further agrees to indemnify and hold harmless the Vendor from all obligations and liabilities arising from the Contracts from the Closing Date onward.

10.05 HST Elections - The Purchaser shall elect jointly with the Vendor pursuant to the Excise Tax Act (Canada) by completing at or prior to the Closing Date all prescribed forms and related documents in such manner as is prescribed, so that for the purposes of the Excise Tax Act (Canada) the HST will not be payable on closing in respect of the purchase and sale of the Purchased Assets.

ARTICLE 11.00 - CONDITIONS OF CLOSING

11.01  Conditions for Purchaser's Benefit

     The Purchaser shall not be obliged to complete the transactions herein provided for unless, at or before the Closing Date, each of the following conditions shall have been satisfied, it being understood that such conditions are included for the exclusive benefit of the Purchaser and may be waived , in whole or in part by the Purchaser at any time. The Vendor shall use its best efforts to ensure that such conditions are fulfilled on or before closing.

     (1) Representations and Warranties - The representations and warranties set forth in Section 7.01 shall be true and correct in all material respects as at the Closing Date as if they had been made on and as of such time.

     (2) Approvals - The sale and purchase herein shall have been duly authorized and approved by the following: (i) the Board of Directors of Friede Goldman Newfoundland Limited, Friede Goldman Canada Inc. and Friede Goldman, Halter Inc., and a resolution of the shareholders of Friede Goldman Newfoundland Limited, and a copy of the requisite corporate proceedings for each of the said companies duly certified by the Secretary thereof shall have been delivered to the Purchaser;
          (ii) written approval of the sale of the Purchased Assets to the Purchaser by Foothill Capital Corporation and the Unsecured Creditors' Committee in the Friede Goldman Halter, Inc. bankruptcy proceedings; and (iii) all other corporate and legal proceedings and approvals as are considered necessary by the Purchaser's solicitors shall have been taken or obtained to permit the Vendor to complete the transactions contemplated herein.

     (3) Agreements - The Vendor shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to Closing and the shareholders, directors and officers of the Vendor shall exercise their respective powers so as to cause the Vendor to fully perform any and all its obligations contemplated or necessary under this Agreement prior to Closing.

     (4) Regulatory and Government Approvals - Any and all regulatory and governmental approvals shall have been obtained.

     (5) Due Diligence - The Purchaser shall have been provided with full disclosure and access to the Purchased Assets and operations of the Marystown Facility and the Cow Head Facility, including all documentation and records (in any an all forms), relating or appertaining directly or indirectly to the use of any of the Purchased Assets, for the purposes of its due diligence review and the Purchaser being satisfied with the results of the due diligence review that it conducts relating to the Purchased Assets, including without limitation receipt of acceptable clearances or releases from such third parties including but not limited to governmental authorities, and statutory tax authorities, as the Purchaser may in its absolute discretion determine necessary.

     (6) Clearances - The Purchaser shall receive acceptable clearances or releases from such third parties with whom the Vendor has had dealings in respect of the Purchased Assets, as the Purchaser in its absolute discretion determines necessary prior to Closing.

     (7) Material Adverse Change - There shall have been no material adverse change to the Purchased Assets from the time of execution of the Agreement until Closing.

     (8) Government of Newfoundland and Labrador - The Purchaser shall be in receipt of a waiver and release of the penalties and liquidated damages associated with the work commitments from the Government of Newfoundland and Labrador including but not limited to those work commitments set forth pursuant to Section 4(d) of that Share Purchase Agreement dated effective January 1, 1998 and made between inter alia Friede Goldman Newfoundland Limited, Marystown Shipyard Limited, and Newfoundland Ocean Enterprises Ltd.

     (9) Bulk Sales Act - The Vendor shall have provided proof of satisfactory compliance with the provisions of the Bulk Sales Act, (Newfoundland and Labrador).

     (10) Environmental Indemnification - The Purchaser shall be in receipt of an assignment of the environmental undertaking and indemnification given by the Government of Newfoundland and Labrador to the Vendor on terms and conditions satisfactory to the Purchaser.

     (11) Environmental Audits - The Purchaser's receipt of a satisfactory environmental audit and report of the lands comprising the Marystown Facility and the Cow Head Facility.

     (12) Closing Documents - The Purchaser shall have received the following documentation or a solicitor's undertaking to provide the same:

          (a) All instruments of conveyance and other documentation and assurances relating to the sale and purchase of the Purchased Assets including without limitation all assignments of any equipment leases, all bills of sales for the equipment, tools and Inventories, assignments and consents for the transfer of the water lot leases, deeds of rectification and confirmation from the Government of Newfoundland and Labrador for the Facilities, elections and all documentation in any way required to transfer the Purchased Assets and consummate the sale and transfer of the Purchased Assets;

          (b)  A bring-down certificate of the Vendor;

          (c) An opinion of legal counsel of the Vendor in a form and substance satisfactory to the Purchaser's solicitors;

          (d) All of the releases required by this Agreement including but not limited to a release from Siemens Canada Inc. and a release by the Federal Government of Canada;

          (e) Evidence reasonably satisfactory to the Purchaser that all required third party consents, releases to the transactions contemplated herein, including consents under any contracts or agreements, all in form and substance satisfactory to the Purchaser, have been obtained.

          (f) Such other documents as the Purchaser may request to demonstrate to the Purchasers satisfaction that the conditions set out in this Agreement have been satisfied.

     (13) Purchaser Termination - If any of the foregoing conditions in favour of the Purchaser shall not have been fulfilled or performed at or prior to the time of Closing other than by reason of a default by the Purchaser, the Purchaser may terminate this Agreement by written notice to the Vendor and, in such event, the Purchaser shall be released from all obligations hereunder without prejudice to any rights or remedies it may have against the Vendor, provided, however, that the Purchaser may waive compliance with any of such conditions in whole or in part without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part.

11.02  Conditions for Vendor's Benefit

     The Vendor shall not be obliged to complete the transaction herein provided for unless, at Closing, each of the following conditions shall have been satisfied, it being understood that such conditions are included for the exclusive benefit of the Vendor and may be waived in writing in whole or in part by the Vendor at any time. The Purchaser shall use its best efforts to ensure that such conditions are fulfilled on or before Closing.

     (1) Representations and Warranties - The representations and warranties set forth in Section 8.01 shall be true and correct in all material respects as at Closing as if they had been made on and as of such time.

     (2) Agreements - The Purchaser shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement, to be performed or complied with by it prior to Closing.

     (3)  Closing Documents - The Vendor shall have received:

          (a) Payment of the Purchase Price in accordance with Section 4.01 hereof;

          (b)  A bring-down certificate of the Purchaser;

          (c) An opinion of legal counsel of the Purchaser in form and substance satisfactory to the Vendor's solicitor;

               (d) Such other documents as the Vendor may reasonably request to demonstrate to the Vendor's satisfaction that the conditions to be met by the Purchaser as set out in this Agreement have been satisfied.

          (4) Approvals - The sale and purchase herein shall have been duly authorized and approved by the following: (i) the Board of Directors of Friede Goldman Newfoundland Limited, Friede Goldman Canada Inc. and Friede Goldman, Halter Inc., and a resolution of the shareholders of Friede Goldman Newfoundland Limited, and a copy of the requisite corporate proceedings for each of the said companies duly certified by the Secretary thereof shall have been delivered to the Vendor; (ii) written approval of the sale of the Purchased Assets to the Vendor by Foothill Capital Corporation and the Unsecured Creditors' Committee in the Friede Goldman Halter, Inc. bankruptcy proceedings; and (iii) all other corporate and legal proceedings and approvals as are considered necessary by the Vendor's solicitors shall have been taken or obtained to permit the Purchaser to complete the transactions contemplated herein.

          (5) Regulatory and Government Approvals - Any and all regulatory and governmental approvals shall have been obtained.

          (6) Government of Newfoundland and Labrador - The Vendor shall be in receipt of a waiver and release of the penalties and liquidated damages associated with the work commitments from the Government of Newfoundland and Labrador including but not limited to those work commitments set forth pursuant to
               Section 4(d) of that Share Purchase Agreement dated effective January 1, 1998 and made between inter alia Friede Goldman Newfoundland Limited, Marystown Shipyard Limited, and Newfoundland Ocean Enterprises Ltd.

ARTICLE 12.00 - SURVIVAL

The representations, warranties, covenants and agreements by the parties contained in this Agreement, or any certificates or documents delivered pursuant to the provisions hereof, or in connection with the transactions contemplated hereby shall be true and correct as of the Closing Date, as though such representations and warranties were made by the parties as of the Closing Date. Notwithstanding any investigations or inquiries made by the Purchaser or its representatives, the representations, warranties, covenants, and agreements of the parties shall survive the Closing Date and shall continue in full force and effect for a period of two (2) years beginning on the Closing Date, except that any claim based on intentional misrepresentation, fraud, the absence of title, or statutory liens shall survive indefinitely and any claim with respect to any taxes shall survive to the expiry of any assessment or reassessment period.

ARTICLE 13.00 - INDEMNIFICATION

13.01 Indemnity by Vendor - The Vendor covenants and agrees to indemnify and hold harmless the Purchaser and its respective directors, officers, and agents and its respective successors and assigns from and after the Closing Date against any and all claims, losses, damages, causes of action, demands, liabilities, expenses, costs and charges (including but without limitation reasonable legal fees) made against the Purchaser or affecting the Purchased Assets or for which the Purchaser may be or become liable in respect of, arising from or in connection with the following:

          (a) any misrepresentation or breach of or non-fulfillment of any representation, warranty, covenant or term on the part of the Vendor pursuant to the terms of this Agreement or any misrepresentation in or omission from any schedule, list, certificate or other instrument furnished or to be furnished to the Purchaser pursuant to the terms of this Agreement, regardless of whether, in the case of a breach of representation and warranty, the Purchaser relied upon the truth of such representation or warranty, or had any knowledge of any breach thereof;

          (b)  any claims related to those items set forth in Schedule "L";
               and

          (c) any taxes, interest and penalties and other statutory liens affecting the Purchased Assets.

          (d) any liabilities which remain unpaid, unsatisfied, undischarged, unfulfilled or unperformed on or at the Closing together with all losses, claims, demands, costs and expenses in respect of the foregoing.

13.02 Indemnity by Purchaser - The Purchaser covenants and agrees to indemnify and hold harmless the Vendor and its respective directors, officers, and agents and its respective successors and assigns from and after the Closing Date against any and all claims, losses, damages, causes of action, demands, liabilities, expenses, costs and charges (including but without limitation reasonable legal fees) made against the Vendor or for which the Vendor may be or become liable in respect of, arising from or in connection with any misrepresentation or breach of or non-fulfillment of any representation, warranty, covenant or term on the part of the Purchaser pursuant to the terms of this Agreement regardless of whether, in the case of a breach of representation and warranty, the Vendor relied upon the truth of such representation or warranty, or had any knowledge of any breach thereof.

ARTICLE 14.00 - MISCELLANEOUS AGREEMENTS OF VENDOR AND PURCHASER

(1) The Purchased Assets shall be and remain at the risk of the Vendor and, in the event of loss or damage to any of the Purchased Assets for which insurance coverage exists, the Vendor shall maintain and preserve the proceeds thereof for the benefit of and payment to the Purchaser subject to Closing.

(2) If the Vendor fails to proceed with the completion of the transaction as contemplated by this Agreement for reasons within its control, and not arising as a result of any breach or cause by the Purchaser, within seven (7) days of having received written notice from the Purchaser requiring that such default be remedied, the Purchaser may terminate this Agreement by notice in writing to the Vendor. In such event, the Purchaser shall be released from all of its obligations hereunder.

(3) The Purchaser agrees that the Vendor shall have, for a reasonable time following the Closing, and without payment of any costs in relation thereto, continued access to the Facilities and the right to use the human resources of the Executive Secretary, HR Department, IT Department, and Finance Department, for the compilation and removal of its executive records, financial records, HR and MIS data and property and for the collection of its ongoing accounts receivable.

(4) Remedies - The Vendor acknowledges that a breach of the provisions of this Agreement, including but not limited to Article 11, will entitle the Purchaser, without prejudice to any and all rights of the Purchaser, to proceed with an action for specific performance. The Vendor further acknowledges that any breach by the Vendor may cause irreparable harm to the Purchaser for which there may be no adequate remedy at law and for which the ascertainment of damages may be difficult. Therefore, without prejudice to any and all rights of the Purchaser, the Vendor recognizes and consents to the Purchaser obtaining an injunction to enforce the terms contained herein without having to prove the adequacy of any other remedies of law.

(5) The Purchaser undertakes and agrees to provide the Vendor with all necessary support, including the use of the Facilities and its human resources, to allow the Vendor to remove the Excluded Assets within the reasonable time requirements of the Vendor, to be compensated for by the payment only for such human resources as are so utilized, at the Vendor' cost of human resources immediately prior to closing.

ARTICLE 15.00 - INTERPRETATION

15.01 Schedules - Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement.

15.02 Division and Sections - The division of this Agreement into articles, sections, paragraphs and subparagraphs and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation hereof.

15.03 Plurals and Gender - Words importing the singular number include the plural and vice-versa and words importing the masculine gender include the feminine and neuter genders.

15.04 US Dollar - All dollar amounts referred to in this Agreement are in US dollars.

15.05 Severability -In the event that any particular provision or provisions or a part of a provision is found to be void, voidable, or unenforceable for any reason whatever, then the particular provision or provisions or part of the provision shall be deemed severed from the remainder of this Agreement and all other provisions shall remain in full force and effect.

15.06 Expenses - Each Party shall be responsible for its own legal and other charges incurred in connection with the preparation with this Agreement, all negotiations between the parties and the consummation of the transactions contemplated hereby.

15.07 Further Assurances - Each Party will from time to time at the other Party's request and expense and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other Party may require to more effectively complete any matter provided for herein.

15.08 Entire Agreement - This Agreement constitutes the entire agreement between the Parties and except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the respective Parties. There are no oral representations or warranties among the Parties of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by all Parties.

15.09 Non-Merger - Each of the Parties agree that all provisions of this Agreement, and all provisions of any al all documents delivered in connection herewith, shall forever, except where otherwise expressly stipulated herein, survive the Closing of the transactions contemplated by this Agreement.

15.10 Applicable Law - This Agreement shall be interpreted in accordance with the laws of the Province of Newfoundland and Labrador and the laws of Canada applicable therein.

15.11  Time - Time shall be of the essence of this Agreement.

15.12 Notices - Any notice require or permitted to be given hereunder shall be in writing and shall be effectively given if:

          (1)  delivered personally,
          (2)  sent by prepaid courier service, or
          (3) send prepaid by telecopier, telex or other similar means of electronic communication, addressed, in the case of the Vendor, as follows:

                    Friede Goldman Newfoundland Ltd.
                    Ville Marie Drive
                    67-77 Ville Marie Drive
                    P.O. Box 262
                    Marystown, NF  A0E 2M0

                    Attention:  Miguel Pazos

                    Telephone:  (709) 279-4819
                    Telecopier:  (709) 279-3513

               With a copy to: Friede Goldman Halter Inc.
                               P.O. Box 7007
                               Pascagoula, MS, USA
                               39568-7007

                    Attention: Mr. Robert Shepherd

                    Telephone: (228) 696-0000
                    Telecopier: (228) 897-4803

               With a copy to: White, Ottenheimer & Baker
                               6th Floor, Baine Johnston Centre
                               10 Fort William Place
                               P.O. Box 5457
                               St. John's, NF  A1C 5W4

                    Attention:  Mr. John A. Baker

                    Telephone: (709) 570-7305
                    Telecopier: (709) 722-9210

               With a copy to: Andrews and Kurth, LLP
                               700 Louisanna
                               Suite 1900
                               Houston, TX 77002

                    Attention: Mr. Roy Bertolatus

                    Telephone: (713) 225-7018
                    Telecopier: (713) 225-7047
               and addressed, in the case of notice to the Purchaser, as follows:

                    Peter Kiewit Sons Co. Ltd.
                    Kiewit Plaza
                    Omaha, NE  68131

                    Attention:  Mr. Dan Levert

                    Telephone: (402) 943-1347
                    Telecopier: (402) 271-2830

               with a copy to: McInnes Cooper
                               10 Fort William Place
                               P.O. 5939
                               St. John's, NF  A1C 5X4

                    Attention: Ms. Caroline Watton

                    Telephone: (709) 722-8735
                    Telecopier: (709) 722-1763

Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or sent by telex, telecopier or other electronic communication or on the second (2nd) day following the sending thereof by private courier. Any party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid.

15.13 Successors and Assigns - This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

15.14 Execution in Counterparts - This Agreement may be executed in one or more counterparts, each which so executed shall constitute an original and all of which together shall constitute one and the same agreement. The Parties also agree that delivery of an executed signature page to this Agreement by any of the Parties by telecopier transmission shall be as effective as delivery of a manually executed copy of this Agreement of such party or parties.

15.15 Time and Place of Closing - This transaction of Purchase and Sale for the Purchased Assets shall close on the Closing Date at the offices of the Purchaser's Solicitor at the hour of a.m. (Newfoundland time).

15.16 Public Announcement - No public announcement concerning the purchase and sale of the Purchased Assets shall be made by the Vendor or the Purchaser without the consent of both the Purchaser and the Vendor, except as may be required by regulatory authority or statute.

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

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first herein before written.

                              FRIEDE GOLDMAN NEWFOUNDLAND LTD.

                              By:_________________________

_______________________       Title:______________________
WITNESS

                              PETER KIEWIT SONS CO. LTD.

                              By:_________________________

_______________________       Title:______________________
WITNESS

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